Exhibit 99.1
Jazz Pharmaceuticals Announces Third Quarter 2022 Financial Results and Raises Total Revenue Guidance Mid-point

DUBLIN, November 9, 2022 -- Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced financial results for the third quarter of 2022, and raised the mid-point of 2022 total revenue guidance.
“Our execution across our business continues to chart a clear path to delivering on Vision 2025. We have further strengthened our operations, and our business is performing well as we've diversified our revenue streams and rapidly deleveraged, while delivering meaningful top- and bottom-line growth. We have also achieved another important milestone — exiting October 2022, there are now more narcolepsy patients taking Xywav® than Xyrem®,” said Bruce Cozadd, chairman and CEO of Jazz Pharmaceuticals. “We're pleased with the performance across our key products: compelling Xywav adoption across both narcolepsy and idiopathic hypersomnia (IH) continues to drive oxybate durability, Epidiolex® delivered significant year-over-year growth driven by underlying demand, strong demand for Rylaze® underscores the substantial unmet need and Zepzelca® remains the treatment of choice in second-line small cell lung cancer (SCLC). Based on this performance, we are raising the mid-point for our 2022 full year revenue guidance and continue to focus on long-term sustainable growth.”

“We have prioritized and invested in key programs leading to significant progress across our pipeline. I'm pleased to announce we have enrolled the first patients in both our Phase 1 clinical trial of JZP815, a pan-RAF inhibitor, and our Phase 3 trial of Epidyolex® in Japan," said Rob Iannone, M.D., M.S.C.E., executive vice president, global head of research and development of Jazz Pharmaceuticals. "Upon close of the transaction, we are excited to further expand our pipeline with zanidatamab, a novel HER2-targeted bispecific antibody in late-stage trials with the potential to transform the current standard of care in multiple HER2-expressing cancers, and also through the initiation of a Phase 2 clinical trial evaluating suvecaltamide (JZP385) in Parkinson's disease tremor. We also continue to advance the JZP441 orexin-2 receptor agonist program. Together, this pipeline progress underscores an exciting time for R&D at Jazz as we look to deliver innovative therapies for patients in critical need.”

Key Highlights

Business and Execution
•Compelling adoption of Xywav in narcolepsy and IH driving oxybate durability.
•Achieved a significant milestone exiting October 2022, with more narcolepsy patients taking Xywav than Xyrem.
•Expect Epidyolex to be launched in all five key European markets by year end, following recent successful completion of pricing and reimbursement in France.
•Expanded oncology portfolio with zanidatamab, a novel, late-stage asset, currently being studied in two pivotal trials: first-line HER2-positive gastroesophageal adenocarcinoma (GEA) and second-line HER-2 positive biliary tract cancer (BTC)1.
•Enrolled the first patient in a Phase 1 clinical trial evaluating JZP815 in patients with advanced or metastatic solid tumors with MAPK pathway alterations.
•Enrolled the first patient in a Phase 3 pivotal trial of Epidyolex in Japan for Dravet Syndrome (DS), Lennox-Gastaut Syndrome (LGS) and Tuberous Sclerosis Complex (TSC).
•Initiated a Phase 3 pivotal trial of Epidiolex for Epilepsy with Myoclonic-Atonic Seizures (EMAS), the fourth target indication for Epidiolex.
•Initiated a Phase 2 trial for suvecaltamide (JZP385) in Parkinson's disease tremor.

Financial
•Raising the mid-point of 2022 total revenue guidance to $3.65 billion driven by increases in the guidance mid-point for both our Neuroscience and Oncology therapeutic areas.
•Growing and durable commercial franchises drove 3Q22 total revenues of $940.7 million; 12% increase compared to the same period in 2021.
•Continued progress in demonstrating operational excellence and ability to leverage our selling, general and administrative (SG&A) expenses, with SG&A expense as a percentage of sales decreasing in 3Q22 and year-to-date, relative to the same periods in 2021.
•Strong operating cash flow year-to-date of $930.0 million, with a cash balance of $899.4 million as of September 30, 2022, and net leverage ratio of 2.9x2.
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1.Pending transaction close.
2.On a pro forma non-GAAP adjusted basis. Non-GAAP net leverage ratio is a non-GAAP financial measure. For further information, see "Non-GAAP Financial Measures."

Business Updates
Key Commercial Products
Oxybate (Xywav and Xyrem):
•Net product sales for the combined oxybate business increased 11% to $512.0 million in 3Q22 compared to the same period in 2021.
•Average active oxybate patients on therapy was approximately 17,600 in 3Q22, an increase of approximately 10% compared to the same period in 2021.

Xywav (calcium, magnesium, potassium, and sodium oxybates) oral solution:
•Xywav net product sales increased 67% to $255.9 million in 3Q22 compared to the same period in 2021.
•There were approximately 9,500 active Xywav patients exiting 3Q22.
•Xywav has broad patent protection to 2033.

Xywav for Narcolepsy:
•There were approximately 8,050 narcolepsy patients taking Xywav exiting 3Q22.
•Achieved another significant milestone exiting October 2022, with more narcolepsy patients taking Xywav than Xyrem.
•The benefits of lowering sodium intake continue to resonate with patients and prescribers. In June 2021, the U.S. Food and Drug Administration (FDA) recognized seven years of Orphan Drug Exclusivity (ODE), through July 2027, for Xywav and published its summary of clinical superiority findings.

Xywav for Idiopathic Hypersomnia (IH):
•Compelling growth with approximately 1,450 IH patients taking Xywav exiting 3Q22.
•The Company has achieved its goal of obtaining similar payer coverage to narcolepsy, with coverage now at approximately 90% of commercial lives for IH.
•The Company launched Xywav, the first and only treatment approved by FDA for IH, in November 2021. Initial launch efforts have focused on the approximately 37,000 currently diagnosed patients in the U.S. who are actively seeking healthcare. Healthcare providers are excited to have a treatment option with positive and compelling clinical trial results that addresses IH and not just its symptoms.
•FDA recognized ODE for IH in January 2022, extending regulatory exclusivity to August 2028.

Xyrem (sodium oxybate) oral solution:
•Xyrem net product sales decreased 17% to $256.0 million in 3Q22 compared to the same period in 2021, reflecting the continued adoption of Xywav by patients with narcolepsy.

Epidiolex/Epidyolex (cannabidiol):
•Epidiolex/Epidyolex net product sales increased 22% to $196.2 million in 3Q22 compared to the same period in 2021.
•The Company successfully completed the pricing and reimbursement process for Epidyolex in France and expects commercial launch by the end of 2022, which would make Epidyolex commercially available and reimbursed in all five key European markets: United Kingdom, Germany, Italy, Spain and France.
•The Company enrolled the first patient in a pivotal Phase 3 trial of Epidyolex for DS, LGS and TSC in Japan.
•The Company initiated a Phase 3 pivotal trial of Epidiolex for EMAS, the fourth target indication for Epidiolex.

Zepzelca (lurbinectedin):
•Zepzelca net product sales decreased 2% to $70.3 million in 3Q22 compared to the same period in 2021. As previously noted, 3Q21 net product sales were favorably impacted by approximately $10 million, relating to a reduction in the returns accrual rate, due to lower than estimated actual returns. Excluding this impact, net product sales increased by approximately 14% in 3Q22 compared to the same period in 2021.
•The Company is pleased Zepzelca continues to be the treatment of choice in the second-line SCLC setting, a position established after only eighteen months on the market.
•Zepzelca development program highlights:
◦The EMERGE-201 Phase 2 basket trial evaluating Zepzelca as monotherapy in select relapsed/refractory solid tumors is ongoing.
◦Phase 3 trial in partnership with F. Hoffmann-La Roche Ltd (Roche) to evaluate first-line use of Zepzelca in combination with Tecentriq® (atezolizumab), compared to Tecentriq alone, as maintenance therapy in patients with extensive-stage SCLC after induction chemotherapy is ongoing.
◦The Company's partner, PharmaMar, is conducting the Phase 3 confirmatory trial, LAGOON, in second-line SCLC. If positive, this trial could confirm the benefit of Zepzelca in the treatment of SCLC when patients progress following first-line treatment with a platinum-based regimen.

Rylaze (asparaginase erwinia chrysanthemi (recombinant)-rywn):
•Rylaze net product sales were $73.5 million in 3Q22.
•The continued strong launch of Rylaze reflects the significant unmet patient need for a high-quality, reliable supply of Erwinia asparaginase for patients with acute lymphoblastic leukemia.
•In May 2022, the Company completed the Marketing Authorization Application (MAA) submission to European Medicines Agency (EMA) for a Monday/Wednesday/Friday (MWF) dosing schedule and intramuscular (IM) and intravenous (IV) administration for JZP458 (approved as Rylaze in the U.S.) with potential for approval in 2023. The Company is also advancing the program for potential submission, approval and launch in Japan.
•In January 2022, the Company completed the submission of a supplemental Biologics Licensing Application (sBLA) to FDA seeking approval for a MWF IM dosing schedule for Rylaze. In April 2022, the Company completed the submission of an sBLA to FDA seeking approval for IV administration of Rylaze. Both submissions are being reviewed under the Real-time Oncology Review Program (RTOR).

Corporate Development

Zanidatamab Agreement1:
•On October 19, 2022, the Company and Zymeworks Inc. announced an exclusive licensing agreement under which Jazz will acquire development and commercialization rights to zanidatamab, a novel HER2-targeted bispecific antibody, which can simultaneously bind two non-overlapping epitopes of HER2, known as biparatopic binding.
•The Company believes zanidatamab has the potential to deliver significant long-term value and meaningfully contribute to Vision 2025.
•The late-stage program for zanidatamab is aligned strategically with Jazz's focus on opportunities where there is significant unmet patient need, and where we can apply our unique insights and leverage existing integrated capabilities and global infrastructure to commercialize efficiently.
•Zanidatamab has multiple novel mechanisms of action applicable in several HER2-positive tumors where it has demonstrated compelling anti-tumor activity, both as a monotherapy and in combination with chemotherapy.
•Top-line clinical data for zanidatamab in BTC (HERIZON-BTC-01) is expected by the end of 2022 and has the potential to support global regulatory filings.
•Zymeworks is eligible to receive a $50 million upfront payment, following the clearance relating to the U.S. Hart-Scott Rodino Antitrust Improvements Act of 1976, or HSR Clearance. Should Jazz decide to continue the collaboration following readout of the top-line clinical data from HERIZON-BTC-01, Zymeworks is eligible to receive a second payment of $325 million.
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1.Subject to closing conditions, Jazz to obtain exclusive development and commercialization rights to zanidatamab across all indications in the United States, Europe, Japan and all other territories except for those Asia/Pacific territories previously licensed by Zymeworks.

Key Pipeline Highlights
Nabiximols:
•On June 28, 2022, the Company announced the Phase 3 RELEASE MSS1 trial (NCT04657666) in multiple sclerosis (MS)-related spasticity did not meet the primary endpoint of change in Lower Limb Muscle Tone-6 (LLMT-6) between baseline and Day 21, as measured by the Modified Ashworth Scale (MAS).
•The analysis of the nabiximols MSS1 trial has been completed. The Company has assessed the nabiximols program's potential to support regulatory approval in the U.S., as well as in the context of its broader pipeline opportunities, and has made the decision to discontinue the program.
•Sativex® (nabiximols) was approved outside the U.S. based on a comprehensive clinical trial program, including three positive Phase 3 randomized controlled trials completed in Europe. The Company continues to believe Sativex confers benefit to patients with MS-related spasticity and continues to support the availability of Sativex in the 29 markets outside the U.S., where it is approved.
•RELEASE MSS1 trial results will be presented at a future medical meeting.
•The Company remains committed to the GW Cannabinoid Platform and is working to advance multiple early-stage cannabinoid programs with the potential to address critical unmet patient needs.

Suvecaltamide (JZP385):
•Suvecaltamide, a highly selective modulator of T-type calcium channels, is in clinical development for the treatment of essential tremor (ET) and Parkinson's disease tremor.
•Patient enrollment is ongoing in the Phase 2b ET trial and top-line data read-out is anticipated in 1H24.
•The Company initiated a Phase 2 trial in patients with Parkinson's disease tremor and expects the first patient to be enrolled by year end.

JZP150:
•JZP150, a selective fatty acid amide hydrolase, or FAAH, inhibitor, is in clinical development for the potential treatment of post-traumatic stress disorder (PTSD).
•Patient enrollment is ongoing and top-line data read-out is anticipated in late 2023.
•The Company received Fast Track Designation for JZP150 development in PTSD from FDA in 4Q21, underscoring the significant unmet medical needs of patients.

JZP815:
•The Company enrolled the first patient in a Phase 1 trial evaluating JZP815 in patients with advanced or metastatic solid tumors with MAPK pathway alterations.
•The pan-RAF inhibitor program is part of a novel class of next-generation precision oncology therapies that has the potential to benefit cancer patients with high unmet needs in multiple different solid tumors.

JZP441:
•JZP441, a potent, highly selective oral orexin-2 receptor agonist designed to activate orexin signaling, is in clinical development in Japan in a Phase 1 trial to evaluate safety, tolerability and pharmacokinetics in healthy volunteers.
•The Company continues to advance the JZP441 program.

Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2022	2021	2022	2021
Total revenues	$940,652	$838,115	$2,687,251	$2,197,507
GAAP net income (loss)	$(19,648)	$(52,833)	$16,664	$(294,317)
Adjusted net income	$370,438	$261,418	$937,837	$730,812
GAAP EPS	$(0.31)	$(0.86)	$0.26	$(4.98)
Adjusted EPS[1,2]	$5.17	$4.20	$13.21	$12.02
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1.Adjusted EPS for the three and nine months ended September 30, 2022 was impacted by $0.63 per share and $1.59 per share, respectively, following the adoption of ASU 2020-06.
2.The Company adopted ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, (ASU 2020-06) on January 1, 2022. Following adoption, diluted EPS must be calculated using the if-converted method which assumes full conversion of our Exchangeable Senior Notes.

GAAP net loss in 3Q22 was $(19.6) million, or $(0.31) per diluted share, compared to $(52.8) million, or $(0.86) per diluted share, for 3Q21. Non-GAAP adjusted net income in 3Q22 was $370.4 million, or $5.17 per diluted share, compared to $261.4 million, or $4.20 per diluted share, for 3Q21. Reconciliations of applicable GAAP reported to non-GAAP adjusted information are included at the end of this press release.

Total Revenues

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2022	2021	2022	2021
Xyrem	$256,039	$307,333	$772,957	$977,065
Xywav	255,936	153,063	677,041	352,643
Total Oxybate	511,975	460,396	1,449,998	1,329,708
Epidiolex/Epidyolex[1]	196,218	160,378	529,400	269,859
Sativex[1]	3,220	6,097	12,104	8,058
Sunosi[2]	—	19,251	28,844	42,981
Total Neuroscience	711,413	646,122	2,020,346	1,650,606
Zepzelca	70,320	71,714	197,943	181,972
Rylaze	73,513	20,674	200,687	20,674
Vyxeos	30,067	34,688	97,714	99,296
Defitelio/defibrotide	49,452	57,705	153,637	155,420
Erwinaze/Erwinase	—	—	—	69,382
Total Oncology	223,352	184,781	649,981	526,744
Other	1,001	3,344	3,576	8,768
Product sales, net	935,766	834,247	2,673,903	2,186,118
Royalties and contract revenues	4,886	3,868	13,348	11,389
Total revenues	$940,652	$838,115	$2,687,251	$2,197,507
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1.Net product sales for Epidiolex/Epidyolex and Sativex are included from the acquisition of GW on May 5, 2021.
2.Net product sales for Sunosi U.S. are included until the date of divestment to Axsome of May 9, 2022.

Total revenues increased 12% in 3Q22 compared to the same period in 2021.
•Neuroscience net product sales in 3Q22 increased 10% to $711.4 million compared to the same period in 2021 primarily driven by oxybate net product sales which increased 11% to $512.0 million in 3Q22 compared to the same period in 2021 and Epidiolex/Epidyolex net product sales which increased 22% to $196.2 million compared to the same period in 2021.
•Oncology net product sales in 3Q22 increased 21% to $223.4 million compared to the same period in 2021 primarily driven by Rylaze net product sales which increased to $73.5 million in 3Q22 compared to the same period in 2021 following product launch in July 2021.

Operating Expenses and Effective Tax Rate

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except percentages)	2022	2021	2022	2021
GAAP:
Cost of product sales	$133,661	$145,224	$373,153	$304,607
Gross margin	85.7%	82.6%	86.0%	86.1%
Selling, general and administrative	$358,478	$363,682	$1,033,764	$1,053,221
% of total revenues	38.1%	43.4%	38.5%	47.9%
Research and development	$148,870	$141,036	$417,898	$350,305
% of total revenues	15.8%	16.8%	15.6%	15.9%
Acquired in-process research and development	$—	$—	$69,148	$—
Impairment charge	$133,648	$—	$133,648	$—
Income tax expense (benefit)	$(43,027)	$(18,057)	$(58,603)	$228,583
Effective tax rate (1)	71.6%	26.7%	178.7%	(336.1)%
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1.    The fluctuations in the GAAP effective tax rates for the three and nine months ended September 30, 2022 and 2021 are primarily due to the impacts of the impairment of our acquired in-process research and development (IPR&D) asset and costs related to restructuring in 2022 and the impact of the change in the statutory tax rate in the U.K in 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except percentages)	2022	2021	2022	2021
Non-GAAP adjusted:
Cost of product sales	$57,103	$58,872	$158,554	$147,291
Gross margin	93.9%	92.9%	94.1%	93.3%
Selling, general and administrative	$274,747	$278,552	$814,941	$776,392
% of total revenues	29.2%	33.2%	30.3%	35.3%
Research and development	$120,802	$124,470	$360,980	$310,925
% of total revenues	12.8%	14.9%	13.4%	14.1%
Acquired in-process research and development	$—	$—	$69,148	$—
Income tax expense	$44,386	$43,589	$137,996	$111,510
Effective tax rate	10.6%	14.1%	12.7%	13.3%
Changes in operating expenses in 3Q22 over the prior year period are primarily due to the following:
•Cost of product sales decreased in 3Q22 compared to the same period in 2021, on a GAAP basis, primarily due to a lower acquisition accounting inventory fair value step-up expense in 3Q22, compared to 3Q21 and, on a non-GAAP adjusted basis, primarily due to product mix.
•SG&A expenses decreased in 3Q22 compared to the same period in 2021, on a GAAP basis, primarily due to lower GW acquisition related transaction and integration expenses, offset by restructuring costs and costs related to program terminations. SG&A expenses in 3Q22, on a GAAP and non-GAAP adjusted basis, included lower marketing related expenses compared to 3Q21.
•Research and development (R&D) expenses increased in 3Q22 compared to the same period in 2021, on a GAAP basis, primarily due to restructuring costs. R&D expenses in 3Q22, on a GAAP and non-GAAP adjusted basis, included lower clinical program expenses related to JZP458 (Rylaze) and solriamfetol related programs compared to 3Q21.
•The impairment charge in 3Q22, on a GAAP basis, related to an acquired IPR&D asset impairment relating to the discontinuation of our nabiximols program.

Cash Flow and Balance Sheet
As of September 30, 2022, cash, cash equivalents and investments were $899.4 million, and the outstanding principal balance of the Company’s long-term debt was $5.8 billion compared to $6.4 billion as of December 31, 2021. In addition, the Company had undrawn borrowing capacity under a revolving credit facility of $500 million. For the nine months ended September 30, 2022, the Company generated $930.0 million of cash from operations. In 3Q22 the Company made a voluntary payment of $300.0 million on the Dollar Term Loan and in 1Q22 the Company repaid in full the $251.0 million remaining aggregate principal amount of the Euro Term Loan B.

2022 Financial Guidance
The Company has raised the mid-point of 2022 total revenue guidance to $3.65 billion driven by increases in the guidance mid-point for both our Neuroscience and Oncology therapeutic areas.

(In millions)	November 9, 2022	August 3, 2022
Revenues	$3,600 - $3,700	$3,500 - $3,700
–Neuroscience (includes potential Xyrem authorized generic royalties)	$2,700 - $2,800	$2,600 - $2,800
–Oncology	$860 - $920	$840 - $920
GAAP:

(In millions, except per share amounts and percentages)	November 9, 2022	August 3, 2022
Gross margin %	85%	85%
SG&A expenses	$1,328 - $1,391	$1,299 - $1,389
SG&A expenses as % of total revenues	36% - 39%	35% - 40%
R&D expenses	$560 - $596	$621 - $669
R&D expenses as % of total revenues	15% - 17%	17% - 19%
Impairment charge	$134	-
Acquired in-process research and development expenses	$119[1]	$69
Effective tax rate	(88)% - 179%	(22)% - 1,104%
Net income	$50 - $175	$90 - $255
Net income per diluted share	$0.75 - $2.75	$1.45 - $3.95
Weighted-average ordinary shares used in per share calculations	64	63 - 72

Non-GAAP:

(In millions, except per share amounts and percentages)	November 9, 2022	August 3, 2022
Gross margin %	93%[2,7]	93%
SG&A expenses	$1,090 - $1,120[3,7]	$1,080 - $1,130
SG&A expenses as % of total revenues	29% - 31%	29% - 32%
R&D expenses	$490 - $520[4,7]	$560 - $600
R&D expenses as % of total revenues	13% - 14%	15% - 17%
Acquired in-process research and development expenses	$119[1]	$69
Effective tax rate	10% - 12%[5,7]	10% - 12%
Net income	$1,225 - $1,275[7]	$1,180 - $1,250
Net income per diluted share[6]	$17.20 - $17.85[7]	$16.70 - $17.70
Weighted-average ordinary shares used in per share calculations	73	72
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1.Includes anticipated $50 million payment to Zymeworks in connection with an exclusive licensing agreement for zanidatamab, subject to HSR Clearance. Should Jazz decide to continue the collaboration following readout of the top-line clinical data from HERIZON-BTC-01, Zymeworks is eligible to receive a second payment of $325 million, and therefore Jazz's acquired IPR&D expenses would increase accordingly.
2.Excludes $260-$280 million of amortization of acquisition-related inventory fair value step-up, $11-$12 million of share-based compensation expense, $2 million of restructuring costs and $1 million of transaction and integration related expenses relating to the acquisition of GW from estimated GAAP gross margin.
3.Excludes $133-$146 million of share-based compensation expense, $43 million of restructuring and other costs, $22-$32 million of transaction and integration related expenses relating to the acquisition of GW and $40-$50 million of costs related to the disposal of Sunosi from estimated GAAP SG&A expenses.
4.Excludes $56-$62 million of share-based compensation expense, $12 million of restructuring costs and $2 million of transaction and integration related expenses relating to the acquisition of GW from estimated GAAP R&D expenses.
5.Excludes the income tax effect of adjustments between GAAP net income and non-GAAP adjusted net income.
6.Non-GAAP adjusted EPS guidance for 2022 reflects dilution of $2.05, at the midpoint, post adoption of ASU 2020-06. Diluted EPS calculations for 2022 include 9 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense add-back to net income of $25 million, on a non-GAAP basis, under the "if converted" method.
7.See "Non-GAAP Financial Measures" below. Reconciliations of non-GAAP adjusted guidance measures are included above and in the table titled "Reconciliation of GAAP to non-GAAP Adjusted 2022 Net Income Guidance" at the end of this press release.

Conference Call Details
Jazz Pharmaceuticals will host an investor conference call and live audio webcast today at 4:30 p.m. ET (9:30 p.m. GMT) to provide a business and financial update and discuss its 2022 third quarter results.
Interested parties may register for the call in advance here or via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast.
A replay of the webcast will be available via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com.

About Jazz Pharmaceuticals
Jazz Pharmaceuticals plc (NASDAQ: JAZZ) is a global biopharmaceutical company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with serious diseases - often with limited or no therapeutic options. We have a diverse portfolio of marketed medicines and novel product candidates, from early- to late-stage development, in neuroscience and oncology. Within these therapeutic areas, we are identifying new options for patients by actively exploring small molecules and biologics, and through innovative delivery technologies and cannabinoid science. Jazz is headquartered in Dublin, Ireland and has employees around the globe, serving patients in nearly 75 countries. Please visit www.jazzpharmaceuticals.com for more information.

Non-GAAP Financial Measures
To supplement Jazz Pharmaceuticals’ financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP (also referred to as adjusted or non-GAAP adjusted) financial measures in this press release and the accompanying tables. In particular, the Company presents non-GAAP adjusted net income (and the related per share measure) and its line item components, as well as certain non-GAAP adjusted financial measures derived therefrom, including non-GAAP adjusted gross margin percentage and non-GAAP adjusted effective tax rate. Non-GAAP adjusted net income (and the related per share measure) and its line item components exclude from GAAP reported net income (loss) (and the related per share measure) and its line item components certain items, as detailed in the reconciliation tables that follow, and in the case of non-GAAP adjusted net income (and the related per share measure), adjust for the income tax effect of the non-GAAP adjustments and the impact of the change in the statutory tax rate in the U.K. In this regard, the components of non-GAAP adjusted net income, including non-GAAP adjusted cost of product sales, SG&A expenses and R&D expenses, are income statement line items prepared on the same basis as, and therefore components of, the overall non-GAAP adjusted net income measure. The Company also uses a pro forma non-GAAP net leverage ratio calculated as net debt (defined as total GAAP debt, net of cash, cash equivalents and investments) divided by Adjusted EBITDA for the most recent period of four consecutive completed fiscal quarters. EBITDA is defined as net income (loss) before income taxes, interest expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain other charges and adjustments as detailed in the pro forma non-GAAP net leverage ratio reconciliation table that follows, and is calculated in accordance with the definition of Adjusted Consolidated EBITDA as set out in the Company's credit agreement entered into in May 2021 (the Credit Agreement).

The Company believes that each of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors and analysts and that each of these non-GAAP financial measures, when considered together with the Company’s financial information prepared in accordance with GAAP, can enhance investors’ and analysts' ability to meaningfully compare the Company’s results from period to period and to its forward-looking guidance, to identify operating trends in the Company’s business and to understand the Company's ability to delever. In addition, these non-GAAP financial measures are regularly used by investors and analysts to model and track the Company’s financial performance. Jazz Pharmaceuticals’ management also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and to make operating decisions, and compensation of executives is based in part on certain of these non-GAAP financial measures. Because these non-GAAP financial measures are important internal measurements for Jazz Pharmaceuticals’ management, the Company also believes that these non-GAAP financial measures are useful to investors and analysts since these measures allow for greater transparency with respect to key financial metrics the Company uses in assessing its own operating performance and making operating decisions. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles in the reconciliation tables that follow. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company has ceased, and may in the future cease, to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by Jazz Pharmaceuticals in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to: the Company’s growth prospects and future financial and operating results, including the Company’s 2022 financial guidance and the Company’s expectations related thereto; Vision 2025 and the Company’s progress related thereto; the Company’s advancement of pipeline programs and the timing of planned regulatory activities and submissions related thereto; the potential of zanidatamab to transform the current standard of care in multiple HER2-expressing cancers and deliver significant long-term value and meaningfully contribute to Vision 2025, and expectations to leverage the Company's existing integrated capabilities and global infrastructure to commercialize zanidatamab efficiently, subject to approval; expectations with respect to the Company's license agreement with Zymeworks Inc., including HSR Clearance and payments thereunder; the Company’s capital allocation and corporate development strategy; the expected divestiture of ex-U.S. Sunosi to Axsome and the anticipated benefits of the Sunosi divestiture; the potential successful future development, manufacturing, regulatory and commercialization activities; the Company’s expectation of long-term sustainable growth and enhanced value as part of its Vision 2025; growing and diversifying the Company’s revenue, investing in its pipeline of novel therapies, and delivering innovative therapies for patients and the potential benefits of such therapies; the Company’s ability to realize the commercial potential of its products; the Company’s views and expectations relating to its patent portfolio, including with respect to expected patent protection; planned or anticipated clinical trial events, including with respect to initiations, enrollment and data read-outs, and the anticipated timing thereof; the Company’s clinical trials confirming clinical benefit or enabling regulatory submissions; planned or anticipated regulatory submissions and filings, including for Rylaze, and the anticipated timing thereof; potential regulatory approvals, including for Rylaze; the anticipated launch of Epidyolex in France in 2022; the anticipated launch of Epidyolex in new markets and indications; and other statements that are not historical facts. These forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties.

Actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: the closing of the Zymeworks transaction, the successful completion of development and regulatory activities with respect to zanidatamab and Jazz's ability and potential decision to exercise its option related thereto; Jazz's and Axsome's ability to complete the proposed divestiture of ex-U.S. Sunosi on the proposed terms or on the anticipated timeline, or at all; maintaining or increasing sales of and revenue from the Company’s oxybate products, Zepzelca and other key marketed products; effectively launching and commercializing the Company’s other products and product candidates; obtaining and maintaining adequate coverage and reimbursement for the Company’s products; the time-consuming and uncertain regulatory approval process, including the risk that the Company’s current and/or planned regulatory submissions may not be submitted, accepted or approved by applicable regulatory authorities in a timely manner or at all, including the risk that the Company’s sBLA seeking approval for a revised dosing label for Rylaze may not be approved by FDA in a timely manner or at all; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients such as those being experienced, and expected to continue to be experienced, by the Company as a result of the effects of the COVID-19 pandemic; the Company’s failure to realize the expected benefits of its acquisition of GW Pharmaceuticals, including the failure to realize the blockbuster potential of Epidiolex and the risk that the legacy GW Pharmaceuticals business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the ultimate duration and severity of the COVID-19 pandemic and resulting global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the Company’s business operations and financial results; geopolitical events, including the conflict between Russia and Ukraine and related sanctions; macroeconomic conditions, including global financial markets and inflation; regulatory initiatives and changes in tax laws; market volatility; protecting and enhancing the Company’s intellectual property rights and the Company’s commercial success being dependent upon the Company obtaining, maintaining and defending intellectual property protection for its products and product candidates; delays or problems in the supply or manufacture of the Company’s products and product candidates; complying with applicable U.S. and non-U.S. regulatory requirements, including those governing the research, development, manufacturing and distribution of controlled substances; government investigations, legal proceedings and other actions; identifying and acquiring, in-licensing or developing additional products or product candidates, financing these transactions and successfully integrating acquired product candidates, products and businesses; the Company’s ability to realize the anticipated benefits of its collaborations and license agreements with third parties; the sufficiency of the Company’s cash flows and capital resources to fund its debt service obligations, de-lever and meet its stated leverage targets; the Company’s ability to achieve expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; the possibility that, if the Company does not achieve the perceived benefits of the acquisition of GW Pharmaceuticals as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s ordinary shares could decline; the Company’s ability to achieve expected future financial performance and results and the uncertainty of future tax and other provisions and estimates; the Company’s ability to meet its projected long-term goals and objectives, including as part of Vision 2025, in the time periods that the Company anticipates, or at all, and the inherent uncertainty and significant judgments and assumptions underlying the Company’s long-term goals and objectives; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals' Securities and Exchange Commission filings and reports, including the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and future filings and reports by the Company including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. Other risks and uncertainties of which the Company is not currently aware may also affect the Company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Product sales, net	$935,766	$834,247	$2,673,903	$2,186,118
Royalties and contract revenues	4,886	3,868	13,348	11,389
Total revenues	940,652	838,115	2,687,251	2,197,507
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	133,661	145,224	373,153	304,607
Selling, general and administrative	358,478	363,682	1,033,764	1,053,221
Research and development	148,870	141,036	417,898	350,305
Intangible asset amortization	141,232	159,804	461,782	368,476
Acquired in-process research and development	—	—	69,148	—
Impairment charge	133,648	—	133,648	—
Total operating expenses	915,889	809,746	2,489,393	2,076,609
Income from operations	24,763	28,369	197,858	120,898
Interest expense, net	(80,244)	(93,372)	(214,117)	(190,168)
Foreign exchange gain (loss)	(4,649)	(2,631)	(16,532)	1,262
Loss before income tax expense (benefit) and equity in loss (gain) of investees	(60,130)	(67,634)	(32,791)	(68,008)
Income tax expense (benefit)	(43,027)	(18,057)	(58,603)	228,583
Equity in loss (gain) of investees	2,545	3,256	9,148	(2,274)
Net income (loss)	$(19,648)	$(52,833)	$16,664	$(294,317)

Net income (loss) per ordinary share:
Basic	$(0.31)	$(0.86)	$0.27	$(4.98)
Diluted	$(0.31)	$(0.86)	$0.26	$(4.98)
Weighted-average ordinary shares used in per share calculations - basic	62,785	61,284	62,365	59,084
Weighted-average ordinary shares used in per share calculations - diluted	62,785	61,284	63,388	59,084

JAZZ PHARMACEUTICALS PLC
PRO FORMA NET PRODUCT SALES
(In thousands)
(Unaudited)
The following unaudited pro forma information represents the net product sales for the nine months ended September 30, 2022, compared to the same period in 2021, as if the acquisition of GW had been completed on January 1, 2021:

	Nine Months Ended September 30,
	2022	2021
Xyrem	$772,957	$977,065
Xywav	677,041	352,643
Total Oxybate	1,449,998	1,329,708
Epidiolex/Epidyolex	529,400	464,508
Sativex	12,104	13,825
Sunosi[1]	28,844	42,981
Total Neuroscience	2,020,346	1,851,022
Zepzelca	197,943	181,972
Rylaze	200,687	20,674
Vyxeos	97,714	99,296
Defitelio/defibrotide	153,637	155,420
Erwinaze/Erwinase	—	69,382
Total Oncology	649,981	526,744
Other	3,576	8,768
Product sales, net	$2,673,903	$2,386,534

____________________________
1.Net product sales for Sunosi U.S. are included until the date of divestment to Axsome of May 9, 2022.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$839,358	$591,448
Investments	60,000	—
Accounts receivable, net of allowances	601,179	563,360
Inventories	728,074	1,072,721
Prepaid expenses	92,877	131,413
Other current assets	250,016	252,392
Total current assets	2,571,504	2,611,334
Property, plant and equipment, net	216,339	256,837
Operating lease assets	73,728	86,586
Intangible assets, net	5,570,394	7,152,328
Goodwill	1,592,635	1,827,609
Deferred tax assets, net	314,965	311,103
Deferred financing costs	9,949	12,029
Other non-current assets	35,153	40,813
Total assets	$10,384,667	$12,298,639
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$102,249	$100,298
Accrued liabilities	668,390	666,304
Current portion of long-term debt	31,000	31,000
Income taxes payable	10,444	9,608
Deferred revenue	871	2,093
Total current liabilities	812,954	809,303
Deferred revenue, non-current	116	463
Long-term debt, less current portion	5,695,814	6,018,943
Operating lease liabilities, less current portion	72,984	87,200
Deferred tax liabilities, net	933,670	1,300,541
Other non-current liabilities	123,935	116,998
Total shareholders’ equity	2,745,194	3,965,191
Total liabilities and shareholders’ equity	$10,384,667	$12,298,639

JAZZ PHARMACEUTICALS PLC
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Net cash provided by operating activities	$930,006	$600,752
Net cash used in investing activities	(121,852)	(5,202,051)
Net cash (used in) provided by financing activities	(549,087)	4,217,131
Effect of exchange rates on cash and cash equivalents	(11,157)	(1,821)
Net increase (decrease) in cash and cash equivalents	$247,910	$(385,989)

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP reported net income (loss)	$(19,648)	$(52,833)	$16,664	$(294,317)
Intangible asset amortization	141,232	159,804	461,782	368,476
Impairment charge[1]	133,648	—	133,648	—
Share-based compensation expense	54,948	45,535	156,427	123,431
Transaction and integration related expenses[2]	5,491	59,867	23,560	201,457
Non-cash interest expense[3]	14,262	28,045	32,002	66,055
Acquisition accounting inventory fair value step-up	70,964	82,646	203,189	148,637
(Income) costs related to disposal of a business[4]	(671)	—	49,539	—
Restructuring and other costs[5]	57,625	—	57,625	—
Income tax effect of above adjustments	(87,413)	(61,646)	(196,599)	(134,307)
Impact of U.K. tax rate change	—	—	—	251,380
Non-GAAP adjusted net income	$370,438	$261,418	$937,837	$730,812

GAAP reported net income (loss) per diluted share[6]	$(0.31)	$(0.86)	$0.26	$(4.98)
Non-GAAP adjusted net income per diluted share[6]	$5.17	$4.20	$13.21	$12.02
Weighted-average ordinary shares used in diluted per share calculations - GAAP	62,785	61,284	63,388	59,084
Weighted-average ordinary shares used in diluted per share calculations - non-GAAP	72,860	62,285	72,432	60,805
________________________________________________
Explanation of Adjustments and Certain Line Items:
1.Impairment charge related to the IPR&D asset impairment following the discontinuation of our nabiximols program.
2.Transaction and integration expenses related to the acquisition of GW.
3.Non-cash interest expense associated with debt discount and debt issuance costs.
4.Loss on disposal of Sunosi U.S. to Axsome and associated costs.
5.Includes restructuring costs and costs related to program terminations.
6.Diluted EPS for the 2022 periods was calculated using the “if-converted” method in relation to the Exchangeable Senior Notes. As such, Non-GAAP adjusted net income per diluted share for the three and nine months ended September 30, 2022 includes 9.0 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense add-back to adjusted net income of $6.3 million and $18.9 million, respectively. There was no impact on GAAP reported net income (loss) per diluted share for the three and nine months ended September 30, 2022 as the Exchangeable Senior Notes were anti-dilutive.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2022 and 2021
(In thousands, except percentages)
(Unaudited)

	Three months ended September 30, 2022
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Impairment charge	Interest expense, net	Income tax expense (benefit)	Effective tax rate (1)
GAAP Reported	$133,661	85.7%	$358,478	$148,870	$141,232	$133,648	$80,244	$(43,027)	71.6%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(141,232)	—	—	—	—
Share-based compensation expense	(3,160)	0.3	(35,890)	(15,898)	—	—	—	—	—
Impairment charge	—	—	—	—	—	(133,648)	—	—	—
Income related to the disposal of a business	—	—	671	—	—	—	—	—	—
Restructuring and other costs	(2,359)	0.3	(43,375)	(11,891)	—	—	—	—	—
Transaction and integration related expenses	(75)	—	(5,137)	(279)	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(14,262)	—	—
Acquisition accounting inventory fair value step-up	(70,964)	7.6	—	—	—		—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	87,413	(61.0)
Total of non-GAAP adjustments	(76,558)	8.2	(83,731)	(28,068)	(141,232)	(133,648)	(14,262)	87,413	(61.0)
Non-GAAP Adjusted	$57,103	93.9%	$274,747	$120,802	$—	$—	$65,982	$44,386	10.6%

	Three months ended September 30, 2021
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax expense (benefit)	Effective tax rate (1)
GAAP Reported	$145,224	82.6%	$363,682	$141,036	$159,804	$93,372	$(18,057)	26.7%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(159,804)	—	—	—
Share-based compensation expense	(2,763)	0.3	(31,752)	(11,020)	—	—	—	—
Transaction and integration related costs	(943)	0.1	(53,378)	(5,546)	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(28,045)	—	—
Acquisition accounting inventory fair value step-up	(82,646)	9.9	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	61,646	(12.6)
Total of non-GAAP adjustments	(86,352)	10.3	(85,130)	(16,566)	(159,804)	(28,045)	61,646	(12.6)
Non-GAAP Adjusted	$58,872	92.9%	$278,552	$124,470	$—	$65,327	$43,589	14.1%
__________________________
(1)The fluctuations in the GAAP effective tax rates for the three months ended September 30, 2022 and 2021 are primarily due to the impacts of the impairment of our acquired IPR&D asset and costs related to restructuring in 2022.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 and 2021
(In thousands, except percentages)
(Unaudited)

	Nine months ended September 30, 2022
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Impairment charge	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)	Effective tax rate (1)
GAAP Reported	$373,153	86.0%	$1,033,764	$417,898	$461,782	$133,648	$69,148	$214,117	$(58,603)	178.7%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(461,782)	—	—	—	—	—
Share-based compensation expense	(8,581)	0.3	(104,851)	(42,995)	—	—	—	—	—	—
Impairment charge	—	—	—	—	—	(133,648)	—	—	—	—
Costs related to the disposal of a business	—	—	(49,539)	—	—	—	—	—	—	—
Restructuring and other costs	(2,359)	0.1	(43,375)	(11,891)	—		—	—	—	—
Transaction and integration related expenses	(470)	—	(21,058)	(2,032)	—	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	—	(32,002)	—	—
Acquisition accounting inventory fair value step-up	(203,189)	7.7	—	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	—	196,599	(166.0)
Total of non-GAAP adjustments	(214,599)	8.1	(218,823)	(56,918)	(461,782)	(133,648)	—	(32,002)	196,599	(166.0)
Non-GAAP Adjusted	$158,554	94.1%	$814,941	$360,980	$—	$—	$69,148	$182,115	$137,996	12.7%

	Nine months ended September 30, 2021
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax expense (benefit)	Effective tax rate (1)
GAAP Reported	$304,607	86.1%	$1,053,221	$350,305	$368,476	$190,168	$228,583	(336.1)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(368,476)	—	—	—
Share-based compensation expense	(7,331)	0.3	(85,644)	(30,456)	—	—	—	—
Transaction and integration related costs	(1,348)	0.1	(191,185)	(8,924)	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(66,055)	—	—
Acquisition accounting inventory fair value step-up	(148,637)	6.8	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	134,307	(20.2)
Impact of U.K. tax rate change	—	—	—	—	—	—	(251,380)	369.6
Total of non-GAAP adjustments	(157,316)	7.2	(276,829)	(39,380)	(368,476)	(66,055)	(117,073)	349.4
Non-GAAP Adjusted	$147,291	93.3%	$776,392	$310,925	$—	$124,113	$111,510	13.3%
__________________________
(1)The fluctuations in the GAAP effective tax rates for the nine months ended September 30, 2022 and 2021 are primarily due to the impacts of the impairment of our acquired IPR&D asset and costs related to restructuring in 2022 and the impact of the change in the statutory tax rate in the U.K in 2021.

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF PRO FORMA GAAP NET INCOME TO PRO FORMA NON-GAAP ADJUSTED EBITDA AND CALCULATION OF PRO FORMA NON-GAAP NET LEVERAGE RATIO
(In thousands, except ratio)
(Unaudited)
The following table provides a reconciliation of the Company’s pro forma GAAP net income to pro forma non-GAAP Adjusted EBITDA (calculated in accordance with the Credit Agreement) for the last twelve months, or LTM, ended September 30, 2022 and the calculation of the Company’s pro forma non-GAAP net leverage ratio:

LTM Ended September 30, 2022
Pro forma GAAP net income[2]	$46,278
Interest expense, net	302,714
Income tax benefit	(71,070)
Depreciation and amortization[3]	632,668
Pro forma non-GAAP EBITDA	910,590
Transaction and integration related expenses	65,813
Share-based compensation expense[3]	195,790
Acquisition accounting inventory fair value step-up	277,638
Restructuring and other costs	57,625
Impairment charge	133,648
Upfront and milestone payments	85,400
Costs related to the disposal of a business	49,539
Other	(61,829)
Expected cost synergies[4]	10,000
Pro forma non-GAAP Adjusted EBITDA[1]	$1,724,214

At September 30, 2022
Calculation of Net Debt:
Total GAAP debt	$5,836,250
Cash, cash equivalents and investments	(899,358)
Net Debt	$4,936,892

Calculation of Pro Forma Non-GAAP Net Leverage Ratio:
Pro forma non-GAAP Net Leverage Ratio	2.9
____________________________________
1.Pro forma non-GAAP Adjusted EBITDA is calculated in accordance with the definition of Consolidated Adjusted EBITDA as set out in the Credit Agreement.
2.Pro forma GAAP net income is derived from the GAAP financial statements of the Company for the LTM ended September 30, 2022 and, in accordance with the Credit Agreement reflects the divestment of Sunosi U.S. to Axsome on a pro forma basis as if the divestment had occurred at the beginning of the LTM ended September 30, 2022.
3.Excludes the portion of these adjustments related to the Sunosi U.S. business.
4.Expected cost synergies of $45 million from initiatives implemented following the acquisition of GW are assumed to be realized pro-rata through 2022.

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED 2022 NET INCOME GUIDANCE
(In millions, except per share amounts)
(Unaudited)

GAAP net income	$50 - $175
Intangible asset amortization	590 - 610
Acquisition accounting inventory fair value step-up	260 - 280
Share-based compensation expense	200 - 220
Impairment charge	134
Restructuring and other costs	58
Transaction and integration related expenses	25 - 35
Costs related to disposal of a business	40 - 50
Non-cash interest expense	35 - 45
Income tax effect of above adjustments	(240) - (255)
Non-GAAP adjusted net income	$1,225 - $1,275

GAAP net income per diluted share	$0.75 - $2.75
Non-GAAP adjusted net income per diluted share[1]	$17.20 - $17.85

Weighted-average ordinary shares used in per share calculations - GAAP	64
Weighted-average ordinary shares used in per share calculations - non-GAAP	73

____________________________________
1.Non-GAAP adjusted EPS guidance for 2022 reflects dilution of $2.05, at the midpoint, post adoption of ASU 2020-06.

Contacts:

Investors:
Andrea N. Flynn, Ph.D.
Vice President, Head, Investor Relations
Jazz Pharmaceuticals plc
InvestorInfo@jazzpharma.com
Ireland +353 1 634 3211
U.S. +1 650 496 2717

Media:
Kristin Bhavnani
Head of Global Corporate Communications
Jazz Pharmaceuticals plc
CorporateAffairsMediaInfo@jazzpharma.com
Ireland +353 1 637 2141
U.S. +1 215 867 4948